CREDIT SUISSE SECURITIES (USA) LLC Eleven Madison Avenue New York, NY 10010

CONFIDENTIAL

February 6, 2009
Buffets, Inc.
1460 Buffet Way
Eagan, Minnesota 55121
Attention:  R. Michael Andrews

Buffets, Inc.
$120,000,000 Funded Senior Secured Exit Credit Facility
Engagement Letter

Ladies and Gentlemen:

You have advised Credit Suisse Securities (USA) LLC (together with its affiliates, “Credit Suisse”, “we” or “us”) that it is exclusively authorized by Buffet’s, Inc. (the “Borrower” or “you”), a debtor-in-possession under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”), and certain of its subsidiaries that are debtors-in-possession under the Bankruptcy Code (collectively, with the Borrower, the “Debtors”) in jointly administered cases in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), in connection with certain transactions described herein, to act as sole lead arranger, sole bookrunner, sole administrative agent and sole collateral agent for the Facility (as defined below).

You have informed us that, in connection with the Debtors’ joint plan of reorganization under Chapter 11 of the Bankruptcy Code, as amended (the “Plan”), it is proposed that the Borrower obtain a senior secured exit credit facility providing gross cash proceeds in an aggregate amount of at least $120,000,000 (the “Facility”) on the terms described in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”) or such other or modified terms as are acceptable to the Debtors.

You have also informed us that the Debtors intend to amend the proposed Plan to provide that:

•
up to $200,000,000 in aggregate principal amount of the Borrower’s existing debtor-in-possession credit facility (the “Rollover DIP Facility”) be converted into a second lien senior secured term loan facility (the “Second Lien Term Facility”)[1]; provided that (x) prior to converting the loans of any lender under the Rollover DIP Facility into loans under the Second Lien Term Facility, such lender shall commit to provide a portion of the Facility in an aggregate principal amount equal to at least 60% of their loans under the Rollover DIP Facility and (y) lenders under the Rollover DIP Facility that do not commit to provide a portion of the Facility shall not receive any portion of the Second Lien Term Facility and shall instead receive a form of equity interest in Buffets Restaurants Holdings, Inc.;

 __________________________
[1]	A to-be-determined portion of the Second Lien Term Facility may be assumed by Holdings.

•
up to $47,000,000 in aggregate principal amount of the Borrower’s existing synthetic letter of credit facility be converted into a modified or new second lien senior secured synthetic letter of credit facility (the “Synthetic L/C Facility”); and

•
up to $25,000,000 in aggregate principal amount of the Borrower’s existing cash collateralized letter of credit facility be converted into a new or modified $30,000,000 cash collateralized letter of credit facility (the “Cash Collateralized L/C Facility”).

The consummation of the Plan, including the entering into and funding of the Facility and all related transactions contemplated by the Plan and this engagement letter (including the Term Sheet and the other attachments hereto, this “Engagement Letter”), are hereinafter collectively referred to as the “Transactions.”

1.           Titles and Roles.

You hereby appoint Credit Suisse to act, and Credit Suisse hereby agrees to act, as sole administrative agent, sole collateral agent, sole bookrunner and sole lead arranger for the Facility upon the terms and subject to the conditions set forth or referred to in this Engagement Letter.  Credit Suisse, in such capacities, will perform the duties and exercise the authority customarily performed and exercised by it in such roles.  In its capacity as sole lead arranger and sole bookrunner, Credit Suisse agrees to use commercially reasonable efforts to arrange a syndicate of banks, financial institutions and other institutional lenders (the “Lenders”) that will participate in the Facility.  You agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by this Engagement Letter) will be paid in connection with the Facility unless you and we shall so agree.  It is understood and agreed that this Engagement Letter shall not constitute a commitment to provide, arrange or syndicate the Facility or give rise to any obligation or commitment to provide any financing.

2.           Syndication.

We intend to commence syndication efforts promptly upon the execution of this Engagement Letter, and you agree to actively assist us in completing a satisfactory syndication.  Such assistance shall include (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your existing lending and investment banking relationships, (b) direct contact between your senior management, representatives and advisors and the proposed Lenders, (c) assistance by you in the preparation of a Confidential Information Memorandum for the Facility and other marketing materials to be used in connection with the syndication, (d) your providing a detailed business plan or projections of you and your subsidiaries for the years 2009 through 2013 and for the quarters beginning with the first quarter of 2009 and through the fourth quarter of 2009, in form and substance satisfactory to Credit Suisse, and (e) the hosting, with Credit Suisse, of one or more meetings of prospective Lenders.

You agree, at the request of Credit Suisse, to assist in the preparation of a version of the Confidential Information Memorandum and other marketing materials and presentations to be used in connection with the syndication of the Facility, consisting exclusively of information and documentation that is either (i) of a type that would be publicly available if you were a public reporting company or (ii) not material with respect to you or your subsidiaries or any of your or their respective securities for purposes of foreign, United States Federal and state securities laws (all such information and documentation being “Public Lender Information”).  Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information”.  You further agree that each document to be disseminated by Credit Suisse to any Lender in connection with the Facility will, upon the request of Credit Suisse, be identified by you as either (i) containing Private Lender Information or (ii) containing solely Public Lender Information.  You acknowledge that the following documents contain solely Public Lender Information (unless you notify us promptly that any such document contains Private Lender Information): (a) drafts and final definitive documentation with respect to the Facility; (b) administrative materials prepared by Credit Suisse for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda); and (c) notification of changes in the terms of the Facility.

Credit Suisse will manage all aspects of any syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders, any naming rights and the amount and distribution of fees among the Lenders.  To assist Credit Suisse in its syndication efforts, you agree promptly to prepare and provide to Credit Suisse all information with respect to you and your subsidiaries, the Transactions and the other transactions contemplated hereby, including all financial information and projections (the “Projections”), as we may reasonably request.

3.           Information.

You hereby represent and covenant that (a) all information other than the Projections (the “Information”) that has been or will be made available to Credit Suisse by or on behalf of you or any of your representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to Credit Suisse by or on behalf of you or any of your representatives have been or will be prepared in good faith based upon accounting principles consistent with your historical audited financial statements and upon assumptions that are reasonable at the time made and at the time the related Projections are made available to Credit Suisse.  You agree that if at any time prior to the closing date of the Facility (the “Closing Date”) any of the representations in the preceding sentence would be incorrect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and the Projections so that such representations will be correct under those circumstances.  In arranging and syndicating the Facility, we will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

4.           Clear Market.

To ensure an orderly and effective syndication of the Facility, you agree that, from the date hereof until the earlier of the termination of the syndication (as determined by Credit Suisse in its sole discretion) or the termination of this Engagement Letter, you will not and you will not permit any of your affiliates to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt securities or commercial bank or other credit facilities, without the prior written consent of Credit Suisse.

5.           Fees.

As consideration for Credit Suisse’s structuring of the Facility, you shall pay to Credit Suisse, for its own account, a non-refundable fee (the “Structuring Fee”) equal to $1,000,000 within two (2) business days after entry of an order by the Bankruptcy Court approving the payment of the Structuring Fee.

In addition, as consideration for Credit Suisse’s agreement to perform the services described herein, you agree to pay to Credit Suisse, upon the funding of the Facility, for its own account, an arrangement fee (the “Arrangement Fee”) equal to the sum of:

(w)
3.0% of the gross cash proceeds of the Facility arising from loans made by lenders (“New Lenders”) that, as of the date hereof, are neither lenders under the Borrower’s existing “new money” debtor-in-possession credit facility (“New Money DIP Lenders”), lenders under the Borrower’s existing pre-petition credit facility (“Pre-Petition Lenders”) nor lenders under the Rollover DIP Facility (“Rollover DIP Lenders”); provided that to the extent the gross cash proceeds of the Facility arising from loans made by New Lenders is less than $60,000,000 and Credit Suisse received commitments from New Lenders to make loans under the Facility that would have yielded a greater amount of gross cash proceeds, the amount under this clause (w) shall be increased by an amount equal to 3.0% of the additional gross cash proceeds of the Facility that would have resulted from accepting such commitments; provided, further, that if such amount is increased pursuant to the first proviso of this clause (w), the aggregate amount under this clause (w) shall not exceed $1,800,000;

(x)	3.0% of the gross cash proceeds of the Facility arising from loans made by Pre-Petition Lenders that are not also New Money DIP Lenders;

(y)	3.0% of the gross cash proceeds of the Facility arising from loans made by Rollover DIP Lenders that are not also New Money DIP Lenders; and

(z)
an amount equal to the sum of (i) 1.0% of the initial $73,000,000 in gross cash proceeds of the Facility arising from loans made by New Money DIP Lenders and (ii) 3.0% of the gross cash proceeds of the Facility arising from loans made by New Money DIP Lenders in excess of $73,000,000;

provided, that the aggregate amount of the Arrangement Fee shall not exceed 3.0% of the gross cash proceeds of the Facility and the aggregate amount of the Structuring Fee paid to Credit Suisse shall be credited against the Arrangement Fee.

You understand that it may be necessary for you to pay participation fees (the “Participation Fees”), which may take the form of original issue discount, to the Lenders (including, if Credit Suisse becomes a Lender, Credit Suisse) in connection with the syndication of the Facility.  The aggregate amount of the Participation Fees, and the allocation thereof among the Lenders (including, if Credit Suisse becomes a Lender, Credit Suisse), shall, subject to approval by the Debtors, be as determined by Credit Suisse to be advisable to ensure the successful syndication of the Facility, and the entire amount of the Participation Fees shall be payable by you to the Lenders in addition to the Arrangement Fee and the New Lender Arrangement Fee which are payable to Credit Suisse.  If Credit Suisse becomes a Lender, in no event shall the Participation Fees payable to any other Lender (as a percentage of the commitments of such Lender) exceed the Participation Fees payable to Credit Suisse (as a percentage of the commitments, if any, of Credit Suisse).

In its capacity as administrative agent in respect of the Facility, Credit Suisse will be paid an annual administration fee (the “Administration Fee”) in the amount of $250,000 for each year of the Facility (less the aggregate amount of administrative agency fees paid to Credit Suisse for such year with respect to the Second Lien Term Facility and the Synthetic L/C Facility).  The first payment of such annual Administration Fee will be due on the Closing Date, and each payment of such annual Administration Fee thereafter will be due in advance on each anniversary of the Closing Date prior to the maturity of the Facility.  Such annual Administration Fee will be in addition to reimbursement of Credit Suisse’s out-of-pocket expenses.

You agree that, once paid, the fees or any part thereof payable hereunder will not be refundable under any circumstances.  All fees payable hereunder will be paid in immediately available funds and shall not be subject to reduction by way of setoff or counterclaim.  In connection with the syndication of the Facility, Credit Suisse may, in its discretion, allocate to the Lenders portions of any fees payable to it in connection therewith.

6.           Alternate Transaction.

You also agree that, if you or any of your affiliates determine to proceed within one year from the date hereof with any transaction similar in nature and scope to the Transactions (any such transaction, an “Alternate Transaction”), you or such affiliate will appoint Credit Suisse as sole administrative agent, sole lead arranger and sole bookrunner (on terms acceptable to Credit Suisse and you) for any bank financing relating to such Alternate Transaction (“Alternate Transaction Financing”) unless Credit Suisse does not agree to take such Alternate Transaction Financing to market (on terms acceptable to Credit Suisse and you).  If, in connection with the consummation of any Alternate Transaction, a financial institution other than Credit Suisse arranges or provides debt financing (notwithstanding a willingness on the part of Credit Suisse to take to market the Facility or such Alternate Transaction Financing), you agree to pay to Credit Suisse an amount equal to the Arrangement Fee that would have otherwise been payable to Credit Suisse immediately upon the consummation of such Alternate Transaction.  Notwithstanding the foregoing, no Arrangement Fee shall be payable to Credit Suisse in connection with an Alternate Transaction if this agreement has been terminated by Credit Suisse pursuant to subsection (x) of paragraph 17 or terminated by the Borrower pursuant to paragraph 7 hereof prior to the time such Arrangement Fee would have otherwise become payable pursuant to the immediately preceding sentence.

7.           Termination by Debtors.

The Borrower shall have the right to terminate this agreement (i) if the “Maturity Date” (as defined under the New Money DIP Facility referred to in the Term Sheet (the “DIP Maturity Date”)) is not extended beyond the current date of April 30, 2009, and Credit Suisse has not obtained commitments for the Facility on or prior to such date, at any time after April 30, 2009, (ii) if the DIP Maturity Date is extended beyond April 30, 2009 and Credit Suisse has not obtained commitments for the Facility by May 31, 2009, at any time after May 31, 2009, (iii) if the DIP Maturity Date is extended beyond April 30, 2009, at any time after the DIP Maturity Date (as such date may be further extended from time to time) if the Facility has not closed by such date (except as a result of a condition precedent to closing not being satisfied) or (iv) at any time for cause, including, without limitation, Credit Suisse’s failure to timely undertake commercially reasonable efforts to arrange the Facility.

8.           No Obligation to Close.

The Borrower shall have no obligation to close on any Facility arranged by Credit Suisse unless the final terms and documentation are in a form acceptable to the Borrower in its sole discretion.

9.           Indemnification; Expenses.

You agree (a) to indemnify and hold harmless Credit Suisse and its officers, directors, employees, agents, advisors, controlling persons, members and successors and assigns (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Engagement Letter, the Transactions, the Facility or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower or any of its affiliates), and to reimburse each such Indemnified Person upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted primarily from the willful misconduct or gross negligence of such Indemnified Person, and (b) to reimburse Credit Suisse from time to time, upon presentation of a summary statement, for all reasonable out-of-pocket expenses (including but not limited to expenses of Credit Suisse’s due diligence investigation, consultants’ and other professionals’ fees, syndication expenses, travel expenses and fees, disbursements and other charges of counsel), in each case, incurred in connection with the Facility and the preparation, negotiation and enforcement of this Engagement Letter, the definitive documentation for the Facility and any ancillary documents and security arrangements in connection therewith.  Notwithstanding any other provision of this Engagement Letter, no Indemnified Person shall be liable for any indirect, special, punitive or consequential damages in connection with its activities related to the Facility.

10.           Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

You acknowledge that Credit Suisse may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein or otherwise.  We will not furnish confidential information obtained from you by virtue of the transactions contemplated by this Engagement Letter or our other relationships with you to other companies.  You also acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Engagement Letter, or to furnish to you, confidential information obtained by us from other companies.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and Credit Suisse is intended to be or has been created in respect of any of the transactions contemplated by this Engagement Letter, irrespective of whether Credit Suisse has advised or is advising you on other matters, (b) Credit Suisse, on the one hand, and you, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of Credit Suisse, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Engagement Letter, (d) you have been advised that Credit Suisse is engaged in a broad range of transactions that may involve interests that differ from your interests and that Credit Suisse has no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship, and (e) you waive, to the fullest extent permitted by law, any claims you may have against Credit Suisse for breach of fiduciary duty or alleged breach of fiduciary duty and agree that Credit Suisse shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.

You further acknowledge that Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services.  In the ordinary course of business, Credit Suisse may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you and other companies with which you may have commercial or other relationships.  With respect to any securities and/or financial instruments so held by Credit Suisse or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

11.           Assignments, Amendments, Governing Law, Etc.

This Engagement Letter shall not be assignable by you without the prior written consent of Credit Suisse (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and Indemnified Persons), and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons).  Any and all services to be provided by Credit Suisse hereunder may be performed and any and all rights of Credit Suisse hereunder may be exercised by or through any of its affiliates or branches. This Engagement Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by Credit Suisse and you.  This Engagement Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement.  Delivery of an executed counterpart of a signature page of this Engagement Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.  Paragraph headings used herein are for convenience of reference only, are not part of this Engagement Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Engagement Letter.  You acknowledge that information and documents relating to the Facility may be transmitted through SyndTrak, Intralinks, the internet, e-mail or similar electronic transmission systems and that Credit Suisse shall not be liable for any damages arising from the unauthorized use by others of information or documents transmitted in such manner. This Engagement Letter supersedes all prior understandings, whether written or oral, between us with respect to the Facility.  THIS ENGAGEMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

12.           Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Engagement Letter or the transactions contemplated hereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding may be heard and determined only in such New York State court or, to the extent permitted by law, in such Federal court or, prior to confirmation of the Plan, the Bankruptcy Court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Engagement Letter or the transactions contemplated hereby in any New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court, and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Service of any process, summons, notice or document by registered mail addressed to you at the address above shall be effective service of process against you for any suit, action or proceeding brought in any such court.

13.           Waiver of Jury Trial.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS ENGAGEMENT LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER.

14.           Confidentiality.

The Term Sheet is delivered to you on the understanding that neither the Term Sheet nor any of its terms or substance, nor the activities of Credit Suisse pursuant hereto, shall be disclosed, directly or indirectly, to any other person except (a) to your officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis, (b) as may be required in connection with (x) obtaining the order of the Bankruptcy Court authorizing the Debtors to enter into this Engagement Letter, pay the fees and expenses set forth or referred to herein and to undertake and perform the indemnity obligations referred to herein and (y) the confirmation of the Plan; provided that to the extent it is necessary to disclose the Term Sheet for such purposes, you shall take such reasonable actions as may be necessary to prevent the Term Sheet from becoming publicly available, including, without limitation, the filing of a motion or an ex parte request seeking an order of the Bankruptcy Court authorizing the Borrower to file the body of the Term Sheet under seal (it being understood that the issuance of such order will be subject to the approval of the Bankruptcy Court) and (c) as required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof prior to such disclosure).

Notwithstanding anything herein to the contrary, any party to this Engagement Letter (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Engagement Letter and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure, except that (i) tax treatment and tax structure shall not include the identity of any existing or future party (or any affiliate of such party) to this Engagement Letter, and (ii) no party shall disclose any information relating to such tax treatment and tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws.  For this purpose, the tax treatment of the transactions contemplated by this Engagement Letter is the purported or claimed U.S. Federal income tax treatment of such transactions and the tax structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S. Federal income tax treatment of such transactions.

15.           Surviving Provisions.

The compensation, alternate transaction, reimbursement, indemnification, confidentiality, jurisdiction, governing law and waiver of jury trial provisions contained herein shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Engagement Letter or Credit Suisse’s agreements hereunder.

16.           PATRIOT Act Notification.

Credit Suisse hereby notifies you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), Credit Suisse may be and each Lender is required to obtain, verify and record information that identifies the Borrower, which information includes the name, address, tax identification number and other information regarding the Borrower that will allow Credit Suisse or such Lender to identify the Borrower in accordance with the PATRIOT Act.  This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to Credit Suisse and each Lender.  You hereby acknowledge and agree that Credit Suisse shall be permitted to share any or all such information with the Lenders.

17.           Acceptance and Termination.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Engagement Letter by returning to us executed counterparts hereof not later than 5:00 p.m., New York City time, on February 9, 2009.  Credit Suisse’s agreements contained herein will expire at such time in the event that Credit Suisse has not received such executed counterparts in accordance with the immediately preceding sentence.  Subject to the terms of Section 15 above, this Engagement Letter may be terminated by Credit Suisse at any time after the earlier of (x) the earlier of 30 days after the DIP Maturity Date (as such date may be further extended from time to time) and July 31, 2009 and (y) a material breach by the Borrower under this Engagement Letter.

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Credit Suisse is pleased to have been given the opportunity to assist you in connection with the financing contemplated hereby.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Ali R. Mehdi
Name: Ali R. Mehdi
Title: Managing Director

Accepted and agreed to as of
the date first above written:

BUFFETS, INC.

By: /s/ R. Michael Andrews, Jr.
Name:  R. Michael Andrews, Jr.
Title:    Chief Executive Officer